                                                                      EXHIBIT 99


NEWS BULLETIN                              HARDINGE INC.
    FROM:                              RE: ONE HARDINGE DRIVE
                                           ELMIRA, NY  14902
                                           (NASDAQ: HDNG)

THE FINANCIAL RELATIONS BOARD
-----------------------------
B S M G  W O R L D W I D E

--------------------------------------------------------------------------------

AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD/BSMG WORLDWIDE:
Richard L. Simons       Kerry Thalheim      John McNamara        David Closs
   EXEC VP & CFO        General Inquiries   Analyst Inquiries    Media Inquiries
   -------------
(607) 734-2281          (212) 661-8030      (212) 661-8030       (212) 661-8030
                        Ext. 3052           Ext. 3027             Ext. 3047


FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 26, 2000

                 HARDINGE REPORTS 45% GAIN IN EARNINGS PER SHARE
                              FOR THE THIRD QUARTER


ELMIRA, N.Y., OCTOBER 26, 2000 -- Hardinge Inc. (Nasdaq: HDNG), a leading producer of machine tools, today reported net income for the three months ended September 30, 2000 totaled $1.4 million, or $0.16 per basic and diluted share, compared with net income of $980,000, or $0.11 per basic and diluted share, for the third quarter of 1999.

Hardinge's sales for the third quarter increased 6.8 percent to $45.3 million from $42.4 million in the year ago quarter. Geographically, sales in the U.S. market decreased by 4.3 percent to $27.1 million and accounted for 59.8 percent of total sales compared to 66.7 percent in the same quarter of 1999. Sales to Europe rose 44.2 percent, to $12.1 million, while other international sales rose
7.7 percent to $6.1 million.

Hardinge's order rate rose 54.2 percent to $57.2 million in the quarter ended September 30, 2000, as compared to $37.1 million for the same quarter last year. The Company's backlog increased by 30.6 percent to $48.7 million at September 30, 2000 from $37.3 million at the end of the second quarter. The backlog rose
17.9 percent from $41.3 million at September 30, 1999.

Machine products accounted for $ 27.7 million, or 61.1 percent of Hardinge's total third-quarter sales, and non-machine products and services $17.6 million, or 38.9 percent of sales. This compares with 59.9 percent and 40.1 percent for the year ago period.

                                     -more-

Gross margin as a percentage of sales was 31.8 percent, very similar to the 31.6 percent experienced in the third quarter of 1999. Discounting of machines to close orders still is prevalent throughout the world and continues to impact profitability. During the quarter, the higher mix of sales outside the United States had an unfavorable impact on gross margin as sales to the rest of the world tend to carry lower net selling prices due to exchange rate pressures and other distribution costs.

During the third quarter, selling, general and administrative (SG&A) expenses as a percentage of sales decreased to 26.5 percent from 28.2 percent in the year ago quarter. This improvement, 1.7 percent of sales, was achieved through cost control efforts and occurred despite high promotional costs associated with the Company's extensive participation in the biannual International Manufacturing Technology Show (the IMTS) in September.

For the nine months ended September 30, 2000, Hardinge had net income of $5.5 million, or $0.63 per basic and diluted share, on sales of $140.9 million. This represents a 31.3 percent increase in earnings per share and a 4.8 percent increase in sales when compared with the $4.5 million, or $0.48 per share, earned on sales of $134.5 million in the same nine months of 1999.

Robert E. Agan, Chairman and Chief Executive Officer, commented, "We are extremely pleased with our third quarter 2000 performance. Earnings per share rose 45 percent on approximately 7 percent higher sales, compared to the same quarter last year. Profitability has benefited from our continuing aggressive program to cut production costs and to hold SG&A flat with prior levels despite higher volumes.

Mr. Agan added, "Machine tool customers responded well to our exhibits at the IMTS show. This year we saw a substantial increase in orders compared with the 1998 show, and our order rate has continued to be strong since that time. But more importantly, we saw strong orders throughout the quarter and the $57.2 million order rate was the highest we have seen since the second quarter of 1998. Our customers are increasingly seeking productivity tools to help them overcome a chronic shortage of quality, skilled labor. And Hardinge, with our traditional strengths, our expanded product line, and our recent successes in product development, is well positioned to meet their needs for advanced metal-cutting solutions.

The Company operates with a very low backlog due to the customer driven requirement, in many cases, to ship machines within 2 to 8 weeks following the order date. As a result, orders taken and shipped within a quarter can have a significant impact on results for that quarter. This, along with other factors mentioned in the forward-looking cautionary language statement at the end of this release, makes efforts to predict the future very difficult. Based on the current backlog and order rates, the Company expects 2000 net sales to be 6 to 7 percent above the $178.5 million realized in 1999. At this sales level, the Company is projecting 2000 earnings to be between $.83 per share and $.86 per share, which would be 28 to 32 percent above the $.65 per share earned in 1999. Predicting into 2001 and beyond is even more difficult, but the current industry trend, the strong order rate in the quarter, and new product introductions gives the Company confidence that 2001 will see the continuation of an upward trend in results.

                                     -more-

The Company will host its usual conference call at 10:00 am EDT today to discuss its results. The call can be accessed via the Internet live or as a replay at . The conference call will be archived for replay through Streetfusion's web site for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring metal-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, electrical discharge machines and other industrial products. The Company's common stock trades on Nasdaq under the symbol "HDNG." For more information, please visit the Company's website at www.hardinge.com.
           ----------------

    To receive additional information on Hardinge Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code HDNG.

                          - FINANCIAL TABLES FOLLOW --

THIS NEWS RELEASE CONTAINS STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO THE FINANCIAL PERFORMANCE OF HARDINGE INC. SUCH STATEMENTS ARE BASED UPON INFORMATION KNOWN TO MANAGEMENT AT THIS TIME. THE COMPANY CAUTIONS THAT SUCH STATEMENTS NECESSARILY INVOLVE UNCERTAINTIES AND RISK, AND DEAL WITH MATTERS BEYOND THE COMPANY'S ABILITY TO CONTROL AND IN MANY CASES THE COMPANY CANNOT PREDICT WHAT FACTORS WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED. AMONG THE MANY FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS ARE FLUCTUATIONS IN THE MACHINE TOOL BUSINESS CYCLES, CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE U.S. OR INTERNATIONALLY, THE MIX OF PRODUCTS SOLD AND THE PROFIT MARGINS THEREON, THE RELATIVE SUCCESS OF THE COMPANY'S ENTRY INTO NEW PRODUCT AND GEOGRAPHIC MARKETS, THE COMPANY'S ABILITY TO MANAGE ITS OPERATING COSTS, ACTIONS TAKEN BY CUSTOMERS SUCH AS ORDER CANCELLATIONS OR REDUCED BOOKINGS BY CUSTOMERS OR DISTRIBUTORS, COMPETITORS' ACTIONS SUCH AS PRICE DISCOUNTING OR NEW PRODUCT INTRODUCTIONS, GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS, CHANGES IN THE AVAILABILITY AND COST OF MATERIALS AND SUPPLIES, THE IMPLEMENTATION OF NEW TECHNOLOGIES AND CURRENCY FLUCTUATIONS. ANY FORWARD-LOOKING STATEMENT SHOULD BE CONSIDERED IN LIGHT OF THESE FACTORS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE ITS FORWARD-LOOKING STATEMENTS IF UNANTICIPATED EVENTS ALTER THEIR ACCURACY.

                                  HARDINGE INC.
                                INCOME STATEMENTS
                  (Dollars in thousands, except per share data)

                                    Three months ended      Nine months ended
                                        Sept. 30,                Sept. 30,
                                    2000         1999        2000        1999
                                  ---------------------   ----------------------

Net Sales                         $45,335       $42,399   $140,944    $134,474
Cost of sales                      30,903        28,981     95,014      91,127
                                  ---------------------   ----------------------
Gross profit                       14,432        13,418     45,930      43,347

Selling, general and
  administrative expenses          12,008        11,950     36,039      36,118
                                  ----------------------   ---------------------
Income from operations              2,424         1,468      9,891       7,229

Interest expense                      369           362      1,348       1,327
Interest (income)                    (106)         (129)      (325)       (403)
                                  ----------------------   ---------------------
Income before income taxes
  and minority interest in
  consolidated subsidiary           2,161         1,235      8,868        6,305
Income taxes                          639           515      3,188        2,229
Minority interest in (profit)
  loss of consolidated subsidiary    (153)          260       (166)         444
                                  ---------------------    ---------------------
Net income                         $1,369          $980     $5,514       $4,520
                                  =====================    =====================


Basic earnings per share             $.16          $.11       $.63         $.48
                                  =====================    =====================
Weighted average
  shares outstanding                8,715         9,264      8,766        9,366
                                  =====================    =====================

Diluted earnings per share           $.16          $.11       $.63         $.48
                                  =====================    =====================
Weighted average
  shares outstanding                8,715         9,265      8,797        9,385
                                  =====================    =====================


Other financial data:

Gross margin                         31.8%         31.6%      32.6%        32.2%
Operating margin                      5.3%          3.5%       7.0%         5.4%
Capital expenditures                 $399            -      $1,828       $3,626
Depreciation and amortization      $2,662        $2,581     $7,665       $7,817

                                     -more-

                                  HARDINGE INC.
                              SUMMARY BALANCE SHEET
                  (Dollars in thousands, except per share data)

                                         At                   At
                                       SEPT. 30,            DEC. 31,
                                         2000                 1999
                                       ---------           ----------
Working capital                        $107,716             $115,428
Total assets                            234,927              241,457
Short-term debt                           7,274                4,213
Long-term debt                           15,605               23,380
Shareholders' equity                    168,330              171,714

Book value per share                    $ 18.96              $ 18.60
Shares outstanding                        8,879                9,234
Ratio of total debt to
  total capitalization
  plus short-term debt                    11.97%               13.84%


                                       ###